Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2009 and as amended on July 2, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ParkerVision, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2008.  We also consent to the reference to us as experts under the heading “Independent Registered Certified Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Jacksonville, Florida
September 14, 2009